Exhibit 12.1

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges

For the six month period ended
June 30, 2012
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(110,847)
Plus:
Fixed Charges (excluding capitalized interest)	39,216

Total Earnings (Losses)	$(71,631)

Fixed Charges:
Interest expensed and capitalized	$36,923
Amortized premiums, discounts, and capitalized expenses related to indebtedness	595
An estimate of the interest component within rental expense	1,698

Total Fixed Charges	$39,216

Ratio of Earnings (Losses) to Fixed Charges	( A)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(110,847)
Plus:
Fixed Charges (excluding capitalized interest)	5,876

Total Earnings (Losses)	$(104,971)

Fixed Charges:
Interest expensed and capitalized	$3,583
Amortized premiums, discounts, and capitalized expenses related to indebtedness	595
An estimate of the interest component within rental expense	1,698

Total Fixed Charges	$5,876

Ratio of Earnings (Losses) to Fixed Charges	( A)

(A)

Due to the Company’s pre-tax loss for the six month period ended June 30, 2012 the coverage ratio was less than 1:1. The Company would have to generate additional earnings of $110.8 million to achieve a ratio of 1:1 during the six month period ended June 30, 2012.

Exhibit 12.1

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges

	For the year ended December 31,
	2011		2010	2009		2008		2007
Including Interest on Deposits
Earnings (Losses) :
Pre-tax loss from continuing operations	$(8,983)		$(277,011)	$(42,621)		$(32,258)		$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	181,804		243,458	293,019		349,621		427,141

Total Earnings (Losses)	$172,821		$(33,553)	$250,398		$317,363		$124,379

Fixed Charges:
Interest expensed and capitalized	$177,656		$240,275	$290,451		$347,001		$423,986
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066		642	187		192		633
An estimate of the interest component within rental expense	3,082		2,541	2,381		2,428		2,522

Total Fixed Charges	$181,804		$243,458	$293,019		$349,621		$427,141

Ratio of Earnings to Fixed Charges	(	A)	( A)	(	A)	(	A)	( A)

Excluding Interest on Deposits
Earnings (Losses) :
Pre-tax loss from continuing operations	$(8,983)		$(277,011)	$(42,621)		$(32,258)		$(302,762)
Plus:
Fixed Charges (excluding capitalized interest)	93,518		132,620	167,886		192,891		255,909

Total Earnings (Losses)	$84,535		$(144,391)	$125,265		$160,633		$(46,853)

Fixed Charges:
Interest expensed and capitalized	$89,370		$129,437	$165,318		$190,271		$252,754
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,066		642	187		192		633
An estimate of the interest component within rental expense	3,082		2,541	2,381		2,428		2,522

Total Fixed Charges	$93,518		$132,620	$167,886		$192,891		$255,909

Ratio of Earnings to Fixed Charges	(	A)	( A)	(	A)	(	A)	( A)

(A)

Due to the Company’s pre-tax loss for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $9.0 million, $277.0 million, $42.6 million, $32.3 million and $302.8 million to achieve a ratio of 1:1 in 2011, 2010, 2009, 2008 and 2007, respectively.